EXHIBIT 99.1

HSN, Inc. Reports Second Quarter 2013 Results

Highlights for the Second Quarter 2013:

  Diluted EPS From Continuing Operations Increased 30% to $0.79 Per Share
  Net Sales Increased 6% With Digital Sales Up 10%
  Adjusted EBITDA Increased 7%

ST. PETERSBURG, Fla., Aug. 1, 2013 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the second quarter ended June 30, 2013 for HSN, Inc. ("HSNi" or "Company") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q2 2013	Q2 2012	Change

Net Sales	$ 812.6	$ 767.2	6%
Adjusted EBITDA (Non-GAAP)	$ 85.2	$ 79.6	7%
GAAP:
Operating Income	$ 71.3	$ 65.3	9%
Income from continuing operations	$ 43.3	$ 35.6	22%
Diluted EPS from continuing operations	$ 0.79	$ 0.61	30%
HSNi:
Average price point	$ 64.25	$ 64.54	(0%)
Units shipped (millions)	14.2	13.5	5%
Gross margin	38.0%	38.2%	(20 bps)
Return rate	17.0%	17.8%	80 bps
Digital sales penetration	45.1%	43.4%	170 bps

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

Second Quarter 2013 Results vs Second Quarter 2012 Results

  HSNi's net sales grew 6% over the prior year to $812.6 million. HSN's net sales increased 5% to $526.2 million, including 10% growth in digital sales. Cornerstone's net sales increased 8% to $286.4 million, including 10% growth in digital sales.

  HSNi's Adjusted EBITDA increased 7% to $85.2 million. These results were driven by a 6% increase in net sales offset by a 20 basis point decrease in gross margin and a 5% increase in operating expenses (excluding non-cash charges). Operating income increased 9% to $71.3 million.

  Diluted EPS from continuing operations increased 30% to $0.79 compared to $0.61 in the prior year.

  During the second quarter, HSNi repurchased approximately 0.9 million shares of its common stock at a cost of $49.8 million, or an average cost of $52.95 per share. From inception of the share repurchase program in September 2011 through July 31, 2013, HSNi repurchased a total of 8.4 million shares at an aggregate cost of $365.5 million, representing an average cost of $43.31 per share.

"Our strong financial performance during the second quarter is a result of the uniqueness of our customer experiences, the power of our digital platforms and the quality of our brands and products," said Mindy Grossman, CEO of HSN, Inc. "Sales for the quarter were up 6%, digital sales increased 10% and EPS grew 30%. In addition, we continued returning value to shareholders through our share repurchase and cash dividend programs."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended June 30, (a)			Six Months Ended June 30, (b)
	2013	2012	Change	2013	2012	Change
Net Sales
HSN	$ 526.2	$ 501.9	5%	$ 1,076.3	$ 1,043.9	3%
Cornerstone	286.4	265.3	8%	508.9	461.2	10%
Total HSNi	$ 812.6	$ 767.2	6%	$ 1,585.3	$ 1,505.1	5%
Gross Profit
HSN	$ 187.5	$ 181.7	3%	$ 379.8	$ 370.1	3%
Cornerstone	121.3	111.7	9%	209.1	190.3	10%
Total HSNi	$ 308.8	$ 293.4	5%	$ 588.9	$ 560.4	5%
Adjusted EBITDA (Non-GAAP measure)
HSN	$ 57.1	$ 52.7	8%	$ 116.1	$ 110.0	5%
Cornerstone	28.0	26.9	4%	35.9	35.8	0%
Total HSNi	$ 85.2	$ 79.6	7%	$ 152.0	$ 145.9	4%
Operating Income
HSN	$ 47.0	$ 43.3	8%	$ 95.6	$ 90.8	5%
Cornerstone	24.3	22.0	10%	28.2	25.8	9%
Total HSNi	$ 71.3	$ 65.3	9%	$ 123.8	$ 116.6	6%

(a) Chasing Fireflies was acquired on April 1, 2012; therefore, the acquisition had no impact on the comparability of periods for the three months ended June 30.
(b) HSN's results for the six months ended June 30, 2012 included one extra day versus the current period because of leap year.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
HSN:
Average price point	$ 56.49	$ 58.64	(4%)	$ 57.17	$ 60.95	(6%)
Units shipped (millions)	10.9	10.2	7%	22.3	20.4	10%
Gross margin	35.6%	36.2%	(60 bps)	35.3%	35.5%	(20 bps)
Return rate	19.1%	19.9%	80 bps	19.6%	19.6%	0 bps
Digital sales penetration	35.4%	33.8%	160 bps	35.5%	34.4%	110 bps
Cornerstone:
Average price point	$ 89.03	$ 81.73	9%	$ 80.64	$ 76.59	5%
Units shipped (millions)	3.3	3.3	0%	6.5	6.2	5%
Gross margin	42.4%	42.1%	30 bps	41.1%	41.3%	(20 bps)
Return rate	12.6%	13.3%	70 bps	13.1%	13.7%	60 bps
Digital sales penetration	62.9%	61.7%	120 bps	64.7%	62.6%	210 bps
Catalog circulation (millions)	79.1	77.2	2%	154.8	145.8	6%

HSN Segment Results for the Second Quarter 2013

HSN's net sales were $526.2 million, an increase of 5% from the prior year. Digital sales grew 10% with penetration increasing 160 basis points to 35.4%.  Sales grew in home design, household, electronics and apparel & accessories, offset by lower sales in jewelry and culinary. Net sales were favorably affected by lower return rates. The average price point decreased 4% while units shipped increased 7% primarily due to an increase in clearance activity.

Gross profit increased 3% to $187.5 million. Gross margin decreased 60 basis points to 35.6% primarily due to an increase in shipping and handling promotions.

Operating expenses (excluding non-cash charges) increased 1% to $130.3 million. Adjusted EBITDA increased 8% to $57.1 million compared to $52.7 million in the prior year. Operating income increased 8% to $47.0 million compared to $43.3 million in the prior year.

Cornerstone Segment Results for the Second Quarter 2013

Cornerstone's net sales were $286.4 million, an increase of 8% from the prior year. The increase in net sales was driven by sales growth in the home brands. Digital sales grew 10% with penetration increasing 120 basis points to 62.9%.

Gross profit increased 9% to $121.3 million. Gross margin increased 30 basis points to 42.4% primarily due to higher product margins.

Operating expenses (excluding non-cash charges) increased 10% to $93.3 million largely due to an increase in selling and marketing costs, particularly catalog production and distribution costs, and reorganization costs. Adjusted EBITDA increased 4% to $28.0 million. Operating income, which was positively impacted by a decrease in stock-based compensation expense, increased 10% to $24.3 million.

Liquidity and Capital Resources

As of June 30, 2013, HSNi had cash and cash equivalents of $92.0 million compared to $222.1 million at December 31, 2012 and $181.3 million at June 30, 2012.  Net cash provided by operating activities in the six months ended June 30, 2013 was $31.4 million compared to cash used of $3.0 million in the prior year, an improvement of $34.4 million, primarily due to improved operating performance and changes in working capital.

Effective August 1, 2013, HSNi's board of directors approved a quarterly cash dividend of $0.18 per share payable September 18, 2013 to shareholders of record as of September 4, 2013.

During the second quarter, HSNi repurchased approximately 0.9 million shares of its common stock at a cost of $49.8 million, or an average cost of $52.95 per share. From inception of the share repurchase program in September 2011 through July 31, 2013, HSNi repurchased a total of 8.4 million shares at an aggregate cost of $365.5 million, representing an average cost of $43.31 per share.  HSNi is authorized to purchase up to 10 million shares under the repurchase program authorized in September 2011.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the influence of the macroeconomic environment and its impact on consumer confidence and spending levels; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in shipping and handling costs, particularly if we are unable to offset them; any technological or regulatory developments that could negatively impact the way we do business, including developments requiring us to collect and remit state and local sales and use taxes; risks associated with possible systems failures and/or security breaches, including any security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; HSNi's business prospects and strategy, including whether HSNi's initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Chief Operating Officer and Chief Financial Officer, will hold a conference call on Thursday, August 1, 2013 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Thursday, August 15, 2013 by dialing 800-585-8367 or 404-537-3406, plus the pass code 13814363 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3.3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates eight separate digital sales sites and operates 11 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$ 812,606	$ 767,187	$ 1,585,257	$ 1,505,095
Cost of sales	503,829	473,739	996,333	944,733
Gross profit	308,777	293,448	588,924	560,362
Operating expenses:
Selling and marketing	174,875	166,467	339,417	318,183
General and administrative	52,652	52,050	105,786	107,023
Depreciation and amortization	9,951	9,589	19,904	18,555
Total operating expenses	237,478	228,106	465,107	443,761
Operating income	71,299	65,342	123,817	116,601
Interest expense, net	(1,661)	(7,849)	(3,301)	(15,184)
Income from continuing operations before income taxes	69,638	57,493	120,516	101,417
Income tax provision	(26,367)	(21,882)	(45,692)	(38,518)
Income from continuing operations	43,271	35,611	74,824	62,899
Income (loss) from discontinued operations, net of tax	9	(4,864)	--	(5,982)
Net income	$ 43,280	$ 30,747	$ 74,824	$ 56,917

Income from continuing operations per share
Basic	$ 0.81	$ 0.63	$ 1.38	$ 1.09
Diluted	$ 0.79	$ 0.61	$ 1.35	$ 1.06

Net income per share
Basic	$ 0.81	$ 0.54	$ 1.38	$ 0.99
Diluted	$ 0.79	$ 0.53	$ 1.35	$ 0.96

Shares used in computing earnings per share
Basic	53,541	56,970	54,161	57,640
Diluted	54,728	58,450	55,500	59,251

Dividends declared per common share	$ 0.18	$ 0.125	$ 0.36	$ 0.25

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	June 30, 2013	December 31, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 91,976	$ 222,092	$ 181,314
Accounts receivable, net	183,940	249,890	153,119
Inventories	355,879	330,936	340,806
Deferred income taxes	29,585	27,603	23,040
Prepaid expenses and other current assets	62,667	46,172	63,682
Total current assets	724,047	876,693	761,961
Property and equipment, net	171,019	171,303	158,610
Intangible assets, net	266,023	266,876	268,057
Goodwill	9,858	9,858	9,858
Other non-current assets	8,348	7,222	11,093
TOTAL ASSETS	$ 1,179,295	$ 1,331,952	$ 1,209,579
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 212,530	$267,061	$ 209,314
Current maturities of long-term debt	12,500	9,375	--
Accrued expenses and other current liabilities	156,193	215,389	170,015
Total current liabilities	381,223	491,825	379,329
Long-term debt, less current maturities	234,375	240,625	239,208
Deferred income taxes	85,495	79,002	75,094
Other long-term liabilities	11,346	15,986	15,946
Total liabilities	712,439	827,438	709,577

Total shareholders' equity	466,856	504,514	500,002
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,179,295	$ 1,331,952	$ 1,209,579

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Six Months Ended June 30,
	2013	2012

Cash flows from operating activities attributable to continuing operations:
Net income	$ 74,824	$ 56,917
Income (loss) from discontinued operations, net of tax	--	(5,982)
Income from continuing operations	74,824	62,899
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Depreciation and amortization	19,904	18,555
Stock-based compensation expense	7,254	10,650
Amortization of debt issuance costs	563	1,422
Loss on disposition of fixed assets	1,019	74
Deferred income taxes	3,536	(1,775)
Bad debt expense	10,018	10,477
Excess tax benefits from stock-based awards	(5,295)	(15,235)
Other	--	42
Changes in current assets and liabilities:
Accounts receivable	55,719	58,763
Inventories	(24,943)	(45,987)
Prepaid expenses and other assets	(16,345)	(15,499)
Accounts payable, accrued expenses and other liabilities	(94,855)	(87,403)
Net cash provided by (used in) operating activities attributable to continuing operations	31,399	(3,017)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(22,741)	(19,012)
Acquisition of business, net of cash received	--	(22,875)
Proceeds received on sale of subsidiary	--	5,000
Net cash used in investing activities attributable to continuing operations	(22,741)	(36,887)
Cash flows from financing activities attributable to continuing operations:
Repayment of long-term debt	(3,125)	--
Payments of debt issuance costs	--	(4,607)
Repurchase of common stock	(112,683)	(143,718)
Cash dividends paid	(19,486)	(14,347)
Proceeds from issuance of common stock	3,272	5,399
Tax withholdings related to stock-based awards	(11,900)	(13,965)
Excess tax benefits from stock-based awards	5,295	15,235
Net cash used in financing activities attributable to continuing operations	(138,627)	(156,003)
Total cash used in continuing operations	(129,969)	(195,907)
Cash flows from discontinued operations:
Net cash used in operating activities attributable to discontinued operations	(147)	(4,425)
Net cash used in investing activities attributable to discontinued operations	--	(162)
Total cash used in discontinued operations	(147)	(4,587)
Net decrease in cash and cash equivalents	(130,116)	(200,494)
Cash and cash equivalents at beginning of period	222,092	381,808
Cash and cash equivalents at end of period	$ 91,976	$ 181,314

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES

HSN, INC. RECONCILIATION OF NON-GAAP TO GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 57,135	$ 28,017	$ 85,152	$ 52,709	$ 26,903	$ 79,612
Stock-based compensation expense	(2,761)	(784)	(3,545)	(2,752)	(1,898)	(4,650)
Depreciation and amortization	(7,037)	(2,914)	(9,951)	(6,609)	(2,980)	(9,589)
Loss on disposition of fixed assets	(357)	--	(357)	(31)	--	(31)
Operating income	$ 46,980	$ 24,319	71,299	$ 43,317	$ 22,025	65,342
Interest expense, net			(1,661)			(7,849)
Income from continuing operations before income taxes			69,638			57,493
Income tax provision			(26,367)			(21,882)
Income from continuing operations			43,271			35,611
Income (loss) from discontinued operations, net of tax			9			(4,864)
Net income			$ 43,280			$ 30,747

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 116,069	$ 35,925	$ 151,994	$ 110,031	$ 35,849	$ 145,880
Stock-based compensation expense	(5,584)	(1,670)	(7,254)	(6,039)	(4,611)	(10,650)
Depreciation and amortization	(13,858)	(6,046)	(19,904)	(13,174)	(5,381)	(18,555)
Loss on disposition of fixed assets	(1,018)	(1)	(1,019)	(45)	(29)	(74)
Operating income	$ 95,609	$ 28,208	123,817	$ 90,773	$ 25,828	116,601
Total other expense, net			(3,301)			(15,184)
Income from continuing operations before income taxes			120,516			101,417
Income tax provision			(45,692)			(38,518)
Income from continuing operations			74,824			62,899
Income (loss) from discontinued operations, net of tax			--			(5,982)
Net income			$ 74,824			$ 56,917

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company's definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net